EXHIBIT 99.1

              The Cheesecake Factory Announces Officer Resignation

     CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Sept. 25, 2003--The Cheesecake Factory Incorporated (Nasdaq:CAKE) announced today that Michael P. Berry, President and Chief Operating Officer of the Company's Cheesecake Factory restaurant subsidiary, has resigned his position to pursue other interests.
     "We sincerely appreciate Mike's contributions to our Company and wish him the very best of success in all of his future endeavors," said David Overton, Chairman and CEO. "Jerry Deitchle, our President and CFO, and Peter D'Amelio, President and Chief Operating Officer of our Grand Lux Cafe restaurants, will be actively involved with me in supporting all of our restaurant operations, working closely with Jack Belk and Wayne Jones, our Regional Vice Presidents of Operations." The Company will be commencing a search for a replacement for Mr. Berry in the near future.
     The Cheesecake Factory Incorporated operates 66 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $15.78. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000